Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of U.S. Ecology, Inc. (formerly known as US Ecology Parent, Inc.) of our report dated February 28, 2019, relating to the consolidated financial statements of U.S. Ecology, Inc., and subsidiaries, and the effectiveness of U.S. Ecology, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of U.S. Ecology, Inc. for the year ended December 31, 2018.

/S/ DELOITTE & TOUCHE LLP

Boise, Idaho

January 6, 2020